Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Nos. 333-288409, 333-265354, and 333-262434) on Form S-8 and (No. 333-283339) on Form S-3 of our reports dated February 18, 2026, with respect to the consolidated financial statements of QuidelOrtho Corporation and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Short Hills, New Jersey
February 18, 2026